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                                                                    EXHIBIT 8.01

                         [SHAW PITTMAN LLP LETTERHEAD]


                                 August 2, 2001


Capital Automotive REIT
1420 Spring Hill Road
McLean, Virginia  22102

Ladies and Gentlemen:

        You have requested certain opinions regarding the application of U.S. federal income tax laws to Capital Automotive REIT (the "Company") in connection with the filing with the Securities and Exchange Commission of a prospectus supplement to the prospectus contained in the registration statement on Form S-3, No. 333-73181, which was declared effective on March 18, 1999, (collectively, the "Prospectus").

        In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:
(1) the Registration Statement, (2) the Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust"), (3) certain written representations of the Company contained in a letter to us dated as of the date hereof, (4) copies of all of the leases entered into by the Company as of the date hereof, and (5) such other documents or information as we have deemed necessary to render the opinions set forth in this letter. In our review, we have assumed, with your consent, that the documents listed above that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Declaration of Trust have been or will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

        Unless facts material to the opinions expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Company. To the extent that the representations of the Company are with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the "Code") or the regulations promulgated thereunder (the "Treasury Regulations"), we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Treasury Regulations and published administrative interpretations thereof. We assume that each representation made by the Company is and will be true, correct and complete, and that all representations that speak in the future, or to the intention, or to the best of belief and knowledge of


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Capital Automotive REIT
August 2, 2001
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any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. Nothing has come to our attention which would cause us to believe that any of such representations are untrue, incorrect or incomplete.

        Based upon and subject to the foregoing and to the qualifications below, we are of the opinion that (i) the Company qualified as a REIT under the Code for its taxable years ending through December 31, 2000, and (ii) the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and its current and proposed method of operation will enable it to meet the requirements for qualification as a REIT for the current taxable year and for future taxable years.

        For a discussion relating the law to the facts and legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the sections of the Registration Statement under the heading "Federal Income Tax Consequences."

        The opinions set forth in this letter are based on existing law as contained in the Code, Treasury Regulations (including any Temporary and Proposed Regulations), and interpretations of the foregoing by the Internal Revenue Service ("IRS") and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. Moreover, the Company's ability to achieve and maintain qualification as a REIT depends upon its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Code regarding its income, assets and distribution levels. No assurance can be given as to whether, for 2001 and any future taxable year, the actual ownership of the Company's stock and its actual operating results and distributions will satisfy the tests necessary to achieve and maintain its status as a REIT. We assume no obligation to update the opinions set forth in this letter. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. Because our positions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be successfully asserted by the IRS.


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Capital Automotive REIT
August 2, 2001
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        The foregoing opinions are limited to the specific matters covered thereby and should not be interpreted to imply the undersigned has offered its opinion on any other matter.


                                        Very truly yours,


                                        SHAW PITTMAN LLP


                                        By: /s/ CHARLES B. TEMKIN, P.C.
                                           ------------------------------------
                                           Charles B. Temkin, P.C.